Exhibit 12.2

                                 USX CORPORATION
                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                      TOTAL ENTERPRISE BASIS - (Unaudited)
                              CONTINUING OPERATIONS
                -------------------------------------------------
                              (Dollars in Millions)

                                Six Months
                                  Ended           Year Ended December 31
                                  June 30     --------------------------------
                                2000   1999   1999   1998    1997   1996   1995
                                ----   ----   ----   ----    ----   ----   ----
Portion of rentals
  representing interest          $48    $49    $95   $105     $82    $78    $76
Capitalized interest               4     20     26     46      31     11     13
Other interest and fixed
  charges                        195    174    365    318     352    428    486
                                ----   ----   ----   ----    ----   ----  -----
Total fixed charges (A)         $247   $243   $486   $469    $465   $517   $575
                                ====   ====   ====   ====    ====   ====   ====
Earnings-pretax income
  with applicable
  adjustments (B)              $1666   $999  $2098  $1671   $1761  $1887   $909
                                ====   ====   ====   ====    ====   ====   ====
Ratio of (B) to (A)             6.74   4.11   4.32   3.56    3.79   3.65   1.58
                                ====   ====   ====   ====    ====   ====   ====